Exhibit 99.1

FOR IMMEDIATE RELEASE

SPESCOM SOFTWARE ANNOUNCES FIRST QUARTER RESULTS

SAN DIEGO, CA, February 15, 2005— Spescom Software Inc. (OTCBB: SPCO), a leading provider of enterprise content and configuration management solutions, today reported results of operations for its fiscal first quarter ended December 31, 2004.

Total revenue for the first quarter of 2005 was $1.7 million, a decrease of 19% versus revenue of $2.1 million in the year earlier quarter.  Net loss before deemed and cumulative dividends for the first quarter of 2005 was ($604,000), or ($0.02) per share, compared with net income before deemed and cumulative dividends of $11,000, or $0.00 per share, for the three months ended December 31, 2003. After the effect of the deemed dividend and cumulative dividends totalling $2,274,000 to preferred shareholders in the first quarter of 2005, the net loss available to common shareholders was ($2,878,000) or ($0.08) per share.  In the prior year the net loss available to common shareholders in the first quarter was ($55,000) or ($0.00) per share.

“The results of the first quarter reflect the unpredictability of our revenues in which the successful conclusion or lack thereof of only one or two additional contracts per quarter, has a significant impact on our revenues. We are continuing to pursue some major opportunities.  We believe our pipeline of potential sales opportunities remains strong, providing a source for potential future growth,” commented Carl Mostert, CEO, Spescom Software.

“In our first quarter the Company was able to successfully close a private placement for $2.2 million. The funding has enabled us to accelerate our marketing and sales efforts while also providing liquidity to the Company” added Carl Mostert.

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About Spescom Software Inc.

Spescom Software (OTC BB: SPCO) delivers enterprise eBusiness solutions that provide rapid access to accurate information in context to assets, products and processes, resulting in improved customer satisfaction, productivity and safety.  It achieves this through a tightly integrated suite of document, configuration and records management technologies that not only allows it to capture and securely store information, but also organizes and structures this information to place it in context.

Key customers include Constellation Energy, Continental Express, AmerenUE, Cities of Las Vegas and Dayton, Lloyds Register of Shipping, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail, and many others.

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the Company’s SEC filings.

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SPESCOM SOFTWARE INC.

Consolidated Statements of Operations

	For the three months ended December 31,

	2004	2003
Revenues:
Licenses	$268,000	$1,119,000
Services and other	1,385,000	1,006,000
Total revenues	1,653,000	2,125,000

Cost of revenues:
Licenses	44,000	101,000
Services and other	614,000	553,000
Total cost of revenues	658,000	654,000

Gross profit	995,000	1,471,000

Operating expenses:
Research and development	346,000	334,000
Marketing and sales	824,000	605,000
General and administrative	399,000	503,000
	1,569,000	1,442,000

Income (loss) from operations	(574,000)	29,000

Interest and other expense	(30,000)	(23,000)
Gain on derivative valuation	—	5,000
Net income (loss)	(604,000)	11,000

Deemed preferred dividend	(2,200,000)	—
Net income (loss) after deemed preferred dividend	(2,804,000)	11,000

Cumulative preferred dividends	(74,000)	(66,000)

Net income (loss) available to common shareholders	$(2,878,000)	$(55,000)

Basic and diluted net income (loss) per common share	$(0.08)	$(0.00)

Shares used in computing basic and diluted net income (loss) per common share	34,159,000	33,929,000

SPESCOM SOFTWARE INC.

Consolidated Balance Sheets

	December 31,	September 30,
	2004	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$812,000	$109,000
Receivables, net	855,000	954,000
Other current assets	179,000	209,000
Total current assets	1,846,000	1,272,000

Property and equipment, net	98,000	116,000
Computer software, net	40,000	15,000
Other assets	27,000	27,000
Total assets	$2,011,000	$1,430,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$415,000	$440,000
Payable to Spescom Ltd.	53,000	90,000
Preferred stock dividend payable to Spescom Ltd.	348,000	271,000
Accrued liabilities	997,000	1,226,000
Notes and accrued interest Payable to Spescom Ltd.	574,000	—
Lease obligation — current portion	17,000	19,000
Deferred revenue	1,616,000	1,919,000
Total current liabilities	4,020,000	3,965,000

Notes payable and accrued interest to Spescom Ltd.	—	557,000
Lease obligation	40,000	44,000
Total liabilities	4,060,000	4,566,000

Total shareholders’ deficit	(2,049,000)	(3,136,000)

Total liabilities and shareholders’ deficit	$2,011,000	$1,430,000

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